Exhibit 2.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF DUKE ROBOTICS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of Duke Robotics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

The original Certificate of Incorporation of Duke Robotics, Inc. was filed with the Secretary of State of the State of Delaware on April 21, 2016.

FIRST: Article FOURTH of the Certificate of Incorporation of Duke Robotics, Inc., is hereby restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000 shares, which shall consist of the following:

Common Stock, $.0001 par value per share (“Common Stock”)	50,000,000 shares

Upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, each of the outstanding shares of common stock of the Corporation automatically shall be recapitalized and changed into 10,000 shares of Common Stock without further action of the holders thereof.

SECOND: This Amendment to the Certificate of Incorporation of Duke Robotics, Inc. has been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 15th day of August, 2016.

By:	/s/ Raziel Atuar
Name: Raziel Atuar
Title: Chief Executive Officer